Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 30, 2021
CONTACT:	Kenneth A. Martinek

Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE QUARTER ENDED JUNE 30, 2021

White Plains, New York, July 30, 2021 – NorthEast Community Bancorp, Inc. (NasdaqCM: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”) reported net income of $3.7 million and $7.0 million, or $0.31 and $0.58 per basic and diluted common share, for the three months and six months ended June 30, 2021, respectively, compared to net income of $2.5 million and $5.7 million, or $0.21 and $0.48 per basic and diluted common share, for the three months and six months ended June 30, 2020, respectively.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings. Throughout the COVID-19 pandemic, loan demand remained strong with originations and outstanding commitments increasing quarter over quarter. Our commitments, loans-in-process, and standby letters of credit outstanding totaled $785.7 million as of June 30, 2021. The performance of our loan portfolios remains strong with one loan past due and in foreclosure at June 30, 2021. At this time, we have two loans on deferral as a result of the COVID-19 pandemic, both with conservative loan to value ratios. As has been in the past, construction lending for affordable housing units in homogeneous high demand high absorption areas continues to be our focus.”

Highlights for the three and six months ended and at June 30, 2021 are as follows:

•	During the three months ended June 30, 2021, the Company recorded net income of $3.7 million, or $0.31 per basic and diluted share.

•	Net interest income increased by $869,000, or 9.1%, for the three months ended June 30, 2021 compared to the same period in the prior year.

•	The Company maintained strong credit reserves amidst the uncertain economic environment and recorded a $17,000 provision for loan losses during the six months ended June 30, 2021.

•	Asset quality metrics continued to remain strong with non-performing assets to total assets of 0.52% as of June 30, 2021. Our allowance for loan losses totaled $5.1 million, or 0.61% of total loans as of June 30, 2021 compared to $5.2 million, or 0.64% of total loans as of June 30, 2020.

•	In accordance with the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) since March 2020, we have granted pandemic-related loan payment deferrals to 195 loans totaling $190.8 million at the time payment deferral was requested. As of June 30, 2021, we had two loans totaling $9.5 million still in deferral status.

Balance Sheet

Total assets increased by $108.3 million, or 11.2%, to $1.1 billion at June 30, 2021, from $968.2 million at December 31, 2020. The increase in assets was primarily due to increases in cash and cash equivalents of $94.6 million, premises and equipment of $4.5 million, net loans of $5.5 million, and investment securities held-to-maturity of $3.5 million.

Cash and cash equivalents increased by $94.6 million, or 136.8%, to $163.8 million at June 30, 2021 from $69.2 million at December 31, 2020. The increase in cash can primarily be attributed to an increase in deposits of $27.1 million and an increase in stock subscriptions funds of $74.9 million related to our recently completed second-step conversion offering, partially offset by an increase in loans of $5.5 million, an increase in investment securities held-to-maturity of $3.5 million, an increase in premises and equipment of $4.5 million due to the purchase of a branch building, a decrease in advance payments by borrowers for taxes and insurance of $246,000 and cash dividends of $295,000.

Securities held-to-maturity increased by $3.5 million, or 46.9%, to $10.8 million at June 30, 2021 from $7.4 million at December 31, 2020. The increase was primarily due to the purchase of investment securities totaling $4.3 million, partially offset by maturities and pay-downs of $793,000.

Loans, net of the allowance for loan losses, increased by $5.5 million, or 0.7%, to $825.2 million at June 30, 2021 from $819.7 million at December 31, 2020. The increase in loans, net of the allowance for loan losses, was primarily due to a net increase in construction loans of $26.2 million. The increases were partially offset by decreases in non-residential loans of $5.5 million, mixed-use loans of $2.3 million, commercial and industrial loans of $10.6 million, one- to four-family loans of $1.4 million, and multi-family loans of $992,000, coupled with normal pay-downs and principal reductions.

Premises and equipment increased by $4.5 million, or 24.2%, to $23.2 million at June 30, 2021 from $18.7 million at December 31, 2020 due to the acquisition of property for a new branch site located in Monsey, New York.

Foreclosed real estate was $2.0 million at June 30, 2021 and December 31, 2020.

Right of use assets — operating, recognized in accordance with Accounting Standards Codification 842 “Leases”, decreased by $264,000, or 8.5%, to $2.8 million at June 30, 2021 from $3.1 million at December 31, 2020, primarily due to amortization.

Other assets increased by $510,000, or 10.1%, to $5.6 million at June 30, 2021 from $5.1 million at December 31, 2020 due to an increase in suspense accounts of $1.0 million and an increase in prepaid expense of $240,000, partially offset by a decrease in tax assets of $728,000.

Total deposits increased by $27.1 million, or 3.5%, to $798.8 million at June 30, 2021, from $771.7 million at December 31, 2020. The increase was primarily due to an increase in non-interest bearing demand deposits of $36.4 million, or 16.5%, and an increase in NOW/money market accounts of $18.0 million, or 17.9%, from December 31, 2020 to June 30, 2021. The increase was partially offset by a decrease in certificates of deposit of $25.3 million, or 7.3%, and a decrease in savings account balances of $2.0 million, or 2.0%, from December 31, 2020 to June 30, 2021.

Federal Home Loan Bank advances were $28.0 million at both June 30, 2021 and December 31, 2020.

Stock subscription was $74.9 million at June 30, 2021 due to stock subscription orders received in connection with our recently completed second-step conversion offering.

Stockholders’ equity increased by $7.0 million, or 4.6% to $160.8 million at June 30, 2021, from $153.8 million at December 31, 2020. The increase in stockholders’ equity was primarily a result of net income of  $7.0 million for the six months ended June 30, 2021, a reduction of $202,000 in unearned employee stock ownership plan shares, partially offset by dividends declared of $144,000 and $3,000 in other comprehensive loss.

Net Interest Income

Net interest income totaled $10.4 million for the three months ended June 30, 2021, as compared to $9.5 million for the three months ended June 30, 2020. The increase in net interest income of $870,000, or 9.1%, was primarily due to the decrease in interest expense that exceeded a decrease in interest income.

The decrease in interest expense and interest income is consistent with the decrease in interest rates in response to the COVID-19 pandemic and its impact on the economy and interest rate environment. However, our cost of interest bearing liabilities decreased much greater than our yield on interest earning assets as our interest bearing liabilities repriced much faster to lower rates than our yield on interest earning assets. In this regard, our cost of interest bearing liabilities decreased by 89 basis points from 1.80% for the three months ended June 30, 2020 to 0.91% for the three months ended June 30, 2021. Our yield on interest earning assets decreased by 53 basis points from 5.58% for the three months ended June 30, 2020 to 5.05% for the three months ended June 30, 2021.

Net interest margin increased by 18 basis points, or 4.2%, during the three months ended June 30, 2021 to 4.49% compared to 4.31% during the three months ended June 30, 2020.

Net interest income totaled $20.7 million for the six months ended June 30, 2021, as compared to $19.0 million for the six months ended June 30, 2020. The increase in net interest income of $1.8 million, or 9.4%, was primarily due to the decrease in interest expense that exceeded a decrease in interest income.

In a manner consistent with the decrease in interest rates in response to the COVID-19 pandemic, our cost of interest bearing liabilities decreased much greater than our yield on interest earning assets as our interest bearing liabilities repriced much faster to lower rates than our yield on interest earning assets. In this regard, our cost of interest bearing liabilities decreased by 96 basis points from 1.93% for the six months ended June 30, 2020 to 0.97% for the six months ended June 30, 2021. Our yield on interest earning assets decreased by 62 basis points from 5.76% for the six months ended June 30, 2020 to 5.14% for the six months ended June 30, 2021.

Net interest margin increased by 17 basis points, or 3.9%, during the six months ended June 30, 2021 to 4.54% compared to 4.37% during the six months ended June 30, 2020.

Non-Interest Income

Non-interest income for the three months ended June 30, 2021 was $778,000 compared to non-interest income of $541,000 for the three months ended June 30, 2020. The increase in total non-interest income was primarily due to an increase of $193,000 in other loan fees and service charges, an increase of $32,000 in investment advisory fees, a net gain of $7,000 on the sale of fixed assets, and an increase of $6,000 in other non-interest income, partially offset by a decrease of $1,000 in bank owned life insurance income.

Non-interest income for the six months ended June 30, 2021 was $1.2 million compared to non-interest income of $1.4 million for the six months ended June 30, 2020. The decrease in total non-interest income was primarily due to an unrealized loss of $62,000 in our equity securities in the 2021 period compared to an unrealized gain of $299,000 in the comparable period in 2020, a decrease of $119,000 in other non-interest income, and a decrease of $10,000 in bank owned life insurance income. These were partially offset by an increase of $245,000 in other loan fees and service charges, an increase of $36,000 in investment advisory fees, and a net gain of $7,000 on the sale of fixed assets.

Non-Interest Expense

Non-interest expense increased by $8,000, or 0.1%, to $6.3 million for the three months ended June 30, 2021 from $6.3 million for the three months ended June 30, 2020. The increase resulted primarily from increases of $244,000 in other operating expense and $45,000 in equipment expense, partially offset by decreases of $88,000 in outside data processing expense, $77,000 in salaries and employee benefits, $67,000 in real estate owned expense, $42,000 in advertising expense, and $7,000 in occupancy expense.

Non-interest expense increased by $493,000, or 4.0%, to $12.9 million for the six months ended June 30, 2021 from $12.4 million for the six months ended June 30, 2020. The increase resulted primarily from increases of $303,000 in salaries and employee benefits, $195,000 in other operating expense, $88,000 in occupancy expense, and $77,000 in equipment expense, partially offset by decreases of $73,000 in real estate owned expense, $71,000 in advertising expense, and $26,000 in outside data processing expense.

Income Taxes

We recorded income tax expense of $1.1 million and $752,000 for the three months ended June 31, 2021 and 2020, respectively. For the three months ended June 30, 2021, we had approximately $174,000 in tax exempt income, compared to approximately $165,000 in tax exempt income for the three months ended June 30, 2020. Our effective income tax rates were 23.2% and 23.3% for the three months ended June 30, 2021 and 2020, respectively.

We recorded income tax expense of $2.1 million and $1.7 million for the six months ended June 31, 2021 and 2020, respectively. For the six months ended June 30, 2021, we had approximately $336,000 in tax exempt income, compared to approximately $337,000 in tax exempt income for the six months ended June 30, 2020. Our effective income tax rates were 23.2% and 23.4% for the six months ended June 30, 2021 and 2020, respectively.

Asset Quality

Our ratio of non-performing assets to total assets remained low at 0.52% as of June 30, 2021. Our net charge-offs remained low with $11,000 of net charge-offs recorded during the six months ended June 30, 2021, compared to a net recovery of $21,000 during the six months ended June 30, 2020. We recorded a $17,000 provision for loan losses during the six months ended June 30, 2021, compared to a $532,000 provision for loan losses during the six months ended June 30, 2020.

The provision recorded for the six months ended June 30, 2020 was primarily attributed to the perceived potential credit risk associated with the COVID-19 pandemic, although no specific or probable losses were identified at that time. Although the COVID-19 pandemic and the resulting recession has impacted the local economy, we have not experienced any significant deterioration of our borrowers’ ability to keep current in accordance with the terms of their obligations. Based on a review of the loans that were in the loan portfolio at June 30, 2021, management believes that the allowance is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

Our allowance for loan losses totaled $5.1 million, or 0.61% of total loans as of June 30, 2021, compared to $5.1 million, or 0.62% of total loans as of December 31, 2020.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements and is considered a well-capitalized institution under the Prompt Corrective Action framework. As of June 30, 2021, the Bank had a tier 1 leverage capital ratio of 14.84% and a total risk-based capital ratio of 13.58%. The Company’s total stockholder’s equity to assets was 14.94% as of June 30, 2021. At June 30, 2021, the Company had the ability to borrow $41.2 million from the Federal Home Loan Bank of New York.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its nine branch offices located in Bronx, New York, Orange, and Rockland Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2021	2020
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$8,953	$7,613
Interest-bearing deposits	154,882	61,578
Cash and cash equivalents	163,835	69,191
Certificates of deposit	100	100
Equity Securities	10,270	10,332
Securities available-for-sale, at fair value	2	2
Securities held-to-maturity (fair value of $10,932 and $7,519, respectively)	10,842	7,382
Loans receivable	829,970	824,708
Deferred loan (fees) costs, net	338	113
Allowance for loan losses	(5,094)	(5,088)
Net loans	825,214	819,733
Premises and equipment, net	23,187	18,675
Investments in restricted stock, at cost	1,569	1,595
Bank owned life insurance	24,987	24,691
Accrued interest receivable	3,619	3,838
Goodwill	651	651
Real estate owned	1,996	1,996
Property held for investment	1,500	1,518
Right of Use Assets – Operating	2,830	3,094
Right of Use Assets – Financing	361	363
Other assets	5,570	5,060
Total assets	$1,076,533	$968,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$257,808	$221,371
Interest bearing	540,996	550,335
Total deposits	798,804	771,706
Advance payments by borrowers for taxes and insurance	2,012	2,258
Federal Home Loan Bank advances	28,000	28,000
Lease Liability – Operating	2,864	3,115
Lease Liability – Financing	478	460
Stock Subscription	74,933	-
Accounts payable and accrued expenses	8,595	8,857
Total liabilities	915,686	814,396

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized; 13,225,000 shares issued; and 12,194,611 shares outstanding at June 30, 2021 and December 31, 2020, respectively	$132	$132
Additional paid-in capital	56,974	56,901
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(1,166)	(1,296)
Treasury stock – at cost, 1,030,389 shares at June 30, 2021 and December 31, 2020, respectively	(7,032)	(7,032)
Retained earnings	112,127	105,305
Accumulated other comprehensive loss	(188)	(185)
Total stockholders’ equity	160,847	153,825
Total liabilities and stockholders’ equity	$1,076,533	$968,221

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$11,575	$12,196	$23,302	$24,441
Interest-earning deposits	11	11	21	331
Securities – taxable	90	108	173	224
Total Interest Income	11,676	12,315	23,496	24,996
INTEREST EXPENSE:
Deposits	1,113	2,622	2,395	5,685
Borrowings	176	176	350	332
Financing Lease	9	9	18	18
Total Interest Expense	1,298	2,807	2,763	6,035
Net Interest Income	10,378	9,508	20,733	18,961
Provision for loan loss	—	518	17	532
Net Interest Income after Provision for Loan Losses	10,378	8,990	20,716	18,429
NON-INTEREST INCOME:
Other loan fees and service charges	393	200	715	470
Gain on disposition of equipment	7	—	7	—
Earnings on bank owned life insurance	148	149	295	305
Investment advisory fees	124	92	242	206
Unrealized gain (loss) on equity securities	93	93	(62)	299
Other	13	7	24	143
Total Non-Interest Income	778	541	1,221	1,423
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,512	3,589	7,169	6,866
Occupancy expense	472	479	1,045	957
Equipment	239	194	488	411
Outside data processing	337	425	824	850
Advertising	24	66	47	118
Real estate owned expense	26	93	68	141
Other	1,699	1,455	3,223	3,028
Total Non-Interest Expenses	6,309	6,301	12,864	12,371
INCOME BEFORE PROVISION FOR INCOME TAXES	4,847	3,230	9,073	7,481
PROVISION FOR INCOME TAXES	1,126	752	2,107	1,747
NET INCOME	$3,721	$2,478	$6,966	$5,734
EARNINGS PER COMMON SHARE – BASIC AND DILUTED	$0.31	$0.21	$0.58	$0.48
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	12,075	12,049	12,075	12,049
DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$0.03	$0.03	$0.03

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic and diluted	$0.31	$0.21	$0.58	$0.48
Weighted average shares outstanding - basic and diluted	12,075	12,049	12,075	12,049
Performance ratios/data:
Return on average total assets	1.50%	1.05%	1.42%	1.23%
Return on average shareholders' equity	9.32%	6.75%	8.83%	7.88%
Net interest income	$10,378	$9,509	$20,733	$18,960
Net interest margin	4.49%	4.31%	4.54%	4.37%
Efficiency ratio	56.56%	62.71%	58.60%	60.69%

Loan portfolio composition:			June 30, 2021	December 31, 2020
One-to-four family			$4,803	$6,170
Multi-family			89,514	90,506
Mixed-use			28,230	30,508
Total residential real estate			122,547	127,184
Non-residential real estate			55,144	60,665
Construction			571,963	545,788
Commercial and industrial			79,973	90,577
Overdrafts			302	452
Consumer			41	42
Gross loans			829,970	824,708
Deferred loan (fees) costs, net			338	113
Total loans			$830,308	$824,821
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			3,593	3,572
OREO property			1,996	1,996
Total non-performing assets			$5,589	$5,568

Net recoveries (charge-offs)	$(8)	$7	$(11)	$21
Allowance for loan losses to total loans			0.61%	0.62%
Allowance for loan losses to non-performing loans			141.78%	142.60%
Non-performing loans to total loans			0.43%	0.43%
Non-performing assets to total assets			0.52%	0.58%

Bank's Regulatory Capital ratios:
Common equity tier 1 capital to risk-weighted assets			13.58%	13.72%
Total capital to risk-weighted assets			13.12%	13.23%
Tier 1 capital to risk-weighted assets			13.12%	13.23%
Tier 1 leverage ratio			14.84%	14.79%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
	Average	Interest	Average	Average		Average
	Balance	and dividend	Yield	Balance	Interest	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$833,973	$11,575	5.55%	$804,843	$12,196	6.06%
Securities (1)	21,513	90	1.67%	20,689	108	2.09%
Other interest-earning assets	69,368	11	0.06%	57,037	11	0.08%
Total interest-earning assets	924,854	11,676	5.05%	882,569	12,315	5.58%
Allowance for loan losses	(5,103)			(4,881)
Non-interest-earning assets	72,615			62,887
Total assets	$992,366			$940,575

Interest-bearing demand deposit	$114,675	$164	0.57%	$109,640	$142	0.52%
Savings and club accounts	101,162	48	0.19%	104,526	236	0.90%
Certificates of deposit	324,420	901	1.11%	379,913	2,244	2.36%
Total interest-bearing deposits	540,257	1,113	0.82%	594,079	2,622	1.77%
Borrowed money	28,000	185	2.64%	28,000	185	2.64%
Total interest-bearing liabilities	568,257	1,298	0.91%	622,079	2,807	1.80%
Non-interest-bearing demand deposit	239,996			159,953
Other non-interest-bearing liabilities	24,429			11,656
Total liabilities	832,682			793,688
Equity	159,684			146,887
Total liabilities and equity	$992,366			$940,575

Net interest income / interest spread		$10,378	4.14%		$9,508	3.78%
Net interest rate margin			4.49%			4.31%
Net interest earning assets	$356,597			$260,490
Average interest-earning assets to interest-bearing liabilities	162.75%			141.87%

(1)     Includes Federal Home Loan Bank of New York stock.

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
	Average	Interest	Average	Average		Average
	Balance	and dividend	Yield	Balance	Interest	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$834,219	$23,302	5.59%	$785,691	$24,441	6.22%
Securities (1)	20,312	173	1.70%	20,683	224	2.17%
Other interest-earning assets	58,942	21	0.07%	61,079	331	1.08%
Total interest-earning assets	913,473	23,496	5.14%	867,453	24,996	5.76%
Allowance for loan losses	(5,096)			(4,751)
Non-interest-earning assets	70,157			67,842
Total assets	$978,534			$930,544

Interest-bearing demand deposit	$111,357	$320	0.57%	$109,973	$464	0.84%
Savings and club accounts	101,893	127	0.25%	102,163	459	0.90%
Certificates of deposit	330,546	1,948	1.18%	387,125	4,762	2.46%
Total interest-bearing deposits	543,796	2,395	0.88%	599,261	5,685	1.90%
Borrowed money	28,000	368	2.63%	25,577	350	2.74%
Total interest-bearing liabilities	571,796	2,763	0.97%	624,838	6,035	1.93%
Non-interest-bearing demand deposit	229,854			148,964
Other non-interest-bearing liabilities	19,020			11,221
Total liabilities	820,670			785,023
Equity	157,864			145,521
Total liabilities and equity	$978,534			$930,544

Net interest income / interest spread		$20,733	4.18%		$18,961	3.83%
Net interest rate margin			4.54%			4.37%
Net interest earning assets	$341,677			$242,615
Average interest-earning assets to interest-bearing liabilities	159.76%			138.83%

(1)     Includes Federal Home Loan Bank of New York stock.